Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the foregoing Form 1-A Regulation A Post Qualification Offering Statement (File No. 024-10767) of BRIX REIT, Inc. and subsidiaries (the “Company”), formerly known as Brix Student Housing REIT, Inc., of our report which is dated June 12, 2020 relating to our audits of the Company’s consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to such financial statements to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts”.

/s/ SQUAR MILNER LLP

Irvine, California
June 16, 2020